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                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                        Date of Report (Date of Earliest
                       Event Reported):  January 28, 1994



                        CHIQUITA BRANDS INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)

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
             New Jersey              1-1550              04-1923360
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          (State or other            (Commission         (IRS Employer
           jurisdiction of            File Number)        Identification No.)
           incorporation)
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                 250 East Fifth Street, Cincinnati, Ohio  45202
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Registrant's telephone number, including area code:  (513) 784-8011






                             There are no Exhibits.
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                    INFORMATION TO BE INCLUDED IN THE REPORT


Items 1, 2, 3, 4, 6, 7 and 8 are not applicable and are omitted from this report.

Item 5.  Other Events

        Reference is made to the Company's Current Report on Form 8-K dated January 21, 1994 (filed January 24, 1994) and, specifically, the third paragraph under "Results of Operations." In connection with the filing of Pre-Effective Amendment No. 1 to its Form S-3 Registration Statement No. 33-51995, the Company has made the following disclosure:

        The Company expects to report a fourth quarter 1993 net loss in the range of approximately $52 to $67 million, or $1.00 to $1.30 per share, compared to a net loss of $193 million, or $3.77 per share (including restructuring and reorganization charges of $61 million, or $1.18 per share, and a loss from discontinued operations of $41 million, or $.80 per share) for the same period last year.

        For the year ended December 31, 1993, the Company expects to report a net loss in the range of $43 to $58 million, or $.82 to $1.12 per share, compared to a net loss of $284 million, or $5.48 per share, (including restructuring and reorganization charges of $61 million, or $1.18 per share, and a loss from discontinued operations of $62 million, or $1.20 per share) reported in 1992. Based on the expected range of results above, earnings before interest, income tax, depreciation and amortization ("EBITDA") for 1993 are estimated to be in the range of $214 to $229 million. For 1992, EBITDA excluding restructuring and reorganization charges and discontinued operations was $44 million.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  January 28, 1994           CHIQUITA BRANDS INTERNATIONAL, INC.


                                           By /s/ William A. Tsacalis
                                              -----------------------------
                                              William A. Tsacalis
                                              Vice President and Controller